Exhibit 99.2

Interactive Entertainment Limited Announces Agreement to Redeem Class A Preference Shares

MEMPHIS, Tenn.-June 26, 1998-Interactive Entertainment Limited (Nasdaq: IELSF) today announced the execution of an agreement with B/E Aerospace (B/E) whereby Interactive Entertainment Limited (IEL) can redeem the outstanding Class A Preference Shares of IEL held by B/E. B/E, in turn, has committed not to convert such shares and to grant IEL certain rights in connection with any possible transfers by B/E of such shares, provided IEL is in compliance with its redemption obligation.

"IEL is pleased to have signed an agreement which allows it to protect its common shareholders from dilution upon conversion of the Class A Preference Shares," said David Lamm, Chief Financial Officer of IEL. "IEL's redemption of the Class A Preference Shares, in accordance with its agreement with B/E, would prevent any conversion of the Class A Preference Shares and the issuance of additional shares of Common Stock to the affiliates of Harrah's," he continued, in explaining the agreement.

With development and marketing resources in the USA, UK and Singapore, IEL is the global leader in inflight games. IEL was founded to introduce onboard gaming entertainment through an airline's multi-channel, interactive in-seat system. Today, IEL provides the most sophisticated electronic gaming system ever developed for the travel industry. The result is leading-edge technology, backed by unparalleled operational and security systems, as well as the most comprehensive marketing resources in the industry today. Sky Games (TM), IEL's inflight gaming system, is currently in operation on selected aircraft of Singapore Airlines. IEL provides unmatched expertise in game development, installation, daily operations, revenue enhancement, game and data integrity, as well as accounting and information processing systems for its airline customers.

This press release contains forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those anticipated. These include the Company's dependence on airlines' implementation of interactive entertainment systems, the regulatory environment, overall conditions in the airline industry, and the Company's ability to raise the necessary capital to fund its operations. Please refer to the Company's documents, on file with the Securities and Exchange Commission, for a complete discussion of risks and trends.

CONTACT: David Lamm, Chief Financial Officer, Interactive Entertainment Limited
- Memphis, TN, USA - 901/537-3800.